Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in

•	Registration Statement No. 333-19771 on Form S-8

•	Registration Statement No. 333-103839 on Form S-8

•	Registration Statement No. 333-188789 on Form S-8

•	Registration Statement No. 333-195594 on Form S-8

•	Registration Statement No. 333-195595 on Form S-8

of our report dated February 16, 2016, relating to the financial statements and financial statement schedule of Baker Hughes Incorporated and subsidiaries (the “Company”), and the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K of Baker Hughes Incorporated for the year ended December 31, 2015.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
February 16, 2016